NEWS
Anadarko Completes Western Gas Resources Acquisition
Combination Creates Leading Rockies Position
HOUSTON, Aug. 23, 2006 – Anadarko Petroleum Corporation (NYSE: APC) today announced it has completed the acquisition of Western Gas Resources, Inc. (NYSE: WGR).
     Western Gas stockholders of record as of the close of business today will receive $61.00 in cash for each share of Western Gas common stock they own. Trading in Western Gas common stock on the New York Stock Exchange will terminate as of the close of trading today. In connection with the transaction, Anadarko has retired all of the outstanding indebtedness of Western Gas.
     “The Western Gas transaction enhances our ability to deliver stronger and more predictable results by bolstering our portfolio of low-risk, long-lived tight gas and coalbed methane resource plays in the Rockies,” Anadarko Chairman, President and CEO Jim Hackett said. “In addition, we have acquired a valuable portfolio of gathering, processing and transportation assets. Western Gas Resources employees’ proven expertise at building and managing these midstream operations are an important component of the acquisition, as we now have the talent and scale of operations to consider various approaches to maximizing the value of these imbedded assets.”
Summary of the Western Gas Resources Transaction
     Anadarko has acquired Western Gas Resources, Inc. in an all-cash transaction totaling $4.8 billion, or $61.00 per Western Gas Resources share, plus the assumption or retirement of debt and other liabilities of approximately $650 million in the aggregate.
     Western Gas Resources year-end 2005 proved reserves totaled 153 million barrels of oil equivalent (BOE), with proved undeveloped reserves representing 57 percent of the total, while 2006 production is expected to total about 12.5 million BOE. Essentially all of the reserves and production are natural gas. Anadarko expects to ultimately recover about 705 million BOE from the Western Gas Resources properties, at a full-cycle E&P cost of approximately $6.7 billion, or less than $10 per BOE (in today’s cost environment), including the acquisition cost of the oil and gas properties.

     An estimated $1.6 billion of the total acquisition price will be allocated to “midstream” gathering, processing and transportation assets. Virtually all of the remaining value is assigned to two natural gas resource plays in Wyoming: coalbed methane (CBM) in the Powder River Basin, primarily within the Big George coals, and tight gas in the Pinedale field.
     Western Gas Resources CBM properties within the Powder River Basin are estimated to hold about 9 trillion cubic feet (Tcf) of original gas in place and are directly adjacent to Anadarko’s assets in this developing play. Western Gas Resources also has a 10 percent average working interest in its Pinedale/Jonah joint ventures, which encompass world-class fields totaling more than 40 Tcf of original estimated gas in place. Anadarko expects that combining its properties and skill sets with Western Gas’ will accelerate the development of these natural gas resources and produce strong volume growth from these properties through the end of the decade, and possibly longer, with more than 12,000 identified drilling locations in inventory.
Western Gas Resources stockholders seeking details on the timing of cash payments and other issues related to their accounts are encouraged to visit the Shareholder FAQ section under Investor Relations at www.anadarko.com or contact Mellon Investor Services LLC, the Information and Paying Agent, at 800-777-3674. Mellon will be sending instruction letters to stockholders of record.
Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2005, the company had 2.45 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. In June, Anadarko agreed to acquire Kerr-McGee Corporation (NYSE: KMG) and Western Gas Resources, Inc. (NYSE: WGR) in separate all-cash transactions totaling $21.1 billion, plus the assumption of debt estimated at $2.2 billion. Both of these transactions have now closed. For more information about Anadarko, please visit: www.anadarko.com.
     This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the company’s 2005 Annual Report on Form 10-K and other public filings, press releases and discussions with company management. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.
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Anadarko Contacts
Media:
Teresa Wong, teresa.wong@anadarko.com, (832) 636-1203
Susan Richardson, susan.richardson@anadarko.com, (832) 636-1537
Investors:
John Colglazier, john.colglazier@anadarko.com, (832) 636-2306
Stewart Lawrence, stewart.lawrence@anadarko.com, (832) 636-3326